EXHIBIT 10.3

AMENDED AND RESTATED GUARANTY

THIS AMENDED AND RESTATED GUARANTY (this “Agreement”), dated as of February 2, 2024, is made by and among the Persons listed on the signature pages hereof under the caption “Guarantors” and the Additional Guarantors, as defined in Section 6.05 (such Persons and the Additional Guarantors, collectively, the “Guarantors” and, individually, each a “Guarantor”), AIRSHIP AI HOLDINGS, INC., a Delaware corporation (the “Company”), and PLATINUM CAPITAL PARTNERS INC., a British Virgin Islands company (the “Purchaser”).

WHEREAS, AIRSHIP AI, INC., a Washington corporation (formerly known as AIRSHIP AI HOLDINGS, INC., a Washington corporation) (the “Initial Company”) and the Purchaser have entered into that certain Convertible Note Purchase Agreement, dated as of June 22, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) pursuant to which, among other matters, the Company issued the Purchaser a $2,000,000 Senior Secured Convertible Promissory Note (the “Initial Note”);

WHEREAS, on December 21, 2023, the Company completed the business combination (the “Business Combination”) contemplated by the Merger Agreement, dated as of June 27, 2023, as amended, (the “Merger Agreement”) by and among the Company (formerly known as BYTE Acquisition Corp.) and the Initial Company, et al;

WHEREAS, pursuant to the Purchase Agreement, as amended by that letter agreement dated February 2, 2024 by and between the Purchaser and the Company, et al, the Company issued the Purchaser a $2,000,000 Amended and Restated Senior Secured Convertible Promissory Note (the “Note”), replacing the Initial Note;

WHEREAS, each Guarantor has and will derive substantial direct and indirect benefits from the transactions contemplated by the Purchase Agreement; and

WHEREAS, it is a requirement of the Purchase Agreement that each Grantor execute and deliver the applicable Transaction Documents, including this Agreement;

NOW, THEREFORE, in consideration of the premises and in order to induce the Purchaser to enter into the transactions contemplated by the Purchase Agreement, each Guarantor, jointly and severally with each other Guarantor, hereby agrees as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the US or other applicable jurisdictions in effect from time to time.

- 1 -

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

“Obligors” means each of the Company and each Guarantor and “Obligors” means the Company and the Guarantors collectively.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of it and its Affiliates.

ARTICLE II

AGREEMENT TO GUARANTEE OBLIGATIONS

Section 2.01 Guaranty. Each Guarantor, hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety:

(a) the due and prompt payment by the Company of the obligations of the Company or any Guarantor from time to time arising under the Purchase Agreement, the Note, any other Transaction Document or otherwise with respect to the due and prompt payment of:

(i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding on the Note), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise; and

(ii) all other monetary obligations, including fees, costs, attorneys’ fees and disbursements, reimbursement obligations, contract causes of action, expenses and indemnities, whether primary, secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Company or any Guarantor under or in respect of any Transaction Document; and

(b) the due and prompt performance of all other covenants, duties, debts, obligations and liabilities of any kind of the Company or any Guarantor, individually or collectively, under or in respect of the Purchase Agreement, this Agreement, the other Transaction Documents or any other document made, delivered or given in connection with any of the foregoing, in each case whether evidenced by a note or other writing, whether allowed in any bankruptcy, insolvency, receivership or other similar proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether primary, secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise;

all such obligations in subsections (a) and (b), whether now or hereafter existing, being referred to collectively as the “Obligations”. Each Guarantor further agrees that all or part of the Obligations may be increased, extended, substituted, amended, renewed or otherwise modified without notice to or consent from such Guarantor and such actions shall not affect the liability of such Guarantor hereunder. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Obligations and would be owed by any other Obligor to Purchaser under or in respect of the Transaction Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Obligor.

- 2 -

Section 2.02 Contribution. If any payment shall be required to be made to Purchaser under this Agreement, each Guarantor hereby unconditionally and irrevocably agrees it will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and the Company so as to maximize the aggregate amount paid to the Purchaser under or in connection with the Transaction Documents.

Section 2.03 Reinstatement. Each Guarantor agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any Obligation is rescinded or must otherwise be returned by Purchaser or any other Person upon the insolvency, bankruptcy or reorganization of the Company or any other Obligor or otherwise.

ARTICLE III

GUARANTY ABSOLUTE AND UNCONDITIONAL; WAIVERS

Section 3.01 Guaranty Absolute and Unconditional; No Waiver of Obligations. Each Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Transaction Documents, regardless of any law, regulation or order of any Governmental Authority now or hereafter in effect. The Obligations of each Guarantor hereunder are independent of the Obligations of any other Guarantor or any other Obligor under any Transaction Document. A separate action may be brought against each Guarantor to enforce this Agreement, whether or not any action is brought against the Company or any other Obligor or whether or not the Company or any other Obligor is joined in any such action. The liability of each Guarantor hereunder is irrevocable, continuing, absolute and unconditional and the Obligations of each Guarantor hereunder, to the fullest extent permitted by applicable law, shall not be discharged or impaired or otherwise effected by, and each Guarantor hereby irrevocably waives any defenses to enforcement it may have (now or in the future) by reason of:

(a) any illegality or lack of validity or enforceability of any Obligation or any Transaction Document or any related agreement or instrument;

(b) any change in the time, place or manner of payment of, or in any other term of, the Obligations or any other obligation of any Obligor under any Transaction Document, or any rescission, waiver, amendment or other modification of any Transaction Document or any other agreement, including any increase in the Obligations resulting from any extension of additional credit or otherwise;

(c) any taking, exchange, substitution, release, impairment or non-perfection of any collateral, or any taking, release, impairment, amendment, waiver or other modification of any guaranty, for the Obligations;

(d) any manner of sale, disposition or application of proceeds of any collateral or other assets to all or part of the Obligations;

(e) any default, failure or delay, willful or otherwise, in the performance of the Obligations;

(f) any change, restructuring or termination of the corporate structure, ownership or existence of any Obligor or any of its Subsidiaries or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any Obligation;

- 3 -

(g) any failure of Purchaser to disclose to any Obligor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Obligor now or hereafter known to the Purchaser; each Guarantor waiving any duty of the Purchaser to disclose such information;

(h) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Obligations;

(i) the failure of the Purchaser to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Transaction Document or otherwise;

(j) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to, or be asserted by, the Company against the Purchaser; or

(k) any other circumstance (including, without limitation, any statute of limitations) or manner of administering the Loans or any existence of or reliance on any representation by the Purchaser that might vary the risk of any Guarantor or otherwise operate as a defense available to, or a legal or equitable discharge of, any Obligor or any other guarantor or surety.

Section 3.02 Waivers and Acknowledgements.

(a) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Agreement and acknowledges that this Agreement is continuing in nature and applies to all presently existing and future Obligations.

(b) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Obligations and this Agreement and any requirement that Purchaser protect, secure, perfect or insure any Lien or any property subject thereto.

(c) Each Guarantor hereby unconditionally and irrevocably waives any defense based on any right of set-off or recoupment or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Purchaser may, at its election and without notice to or demand upon such Guarantor, foreclose on any collateral held by it by one or more judicial or non-judicial sales, accept an assignment of any such collateral in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Company or any other guarantor or exercise any other right or remedy available to it against the Company or any other guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations (other than contingent or unliquidated obligations or liabilities) have been paid in full or collateralized in full in cash. Each Guarantor hereby waives any defense arising out of such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of subrogation, reimbursement, exoneration, contribution or indemnification or other right or remedy of such Guarantor against the Company or any other Guarantor or guarantor or any collateral.

- 4 -

ARTICLE IV

GUARANTOR RIGHTS OF SUBROGATION, ETC.

Section 4.01 Agreement to Pay; Subrogation, Subordination, Etc.

(a) Without limiting any other right that the Purchaser has at law or in equity against any Guarantor, if the Company or any other Obligor fails to pay any Obligation when and as due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor agrees to promptly pay the amount of such unpaid Obligations to the Purchaser in cash. Upon payment by any Guarantor of any sums to the Purchaser as provided herein, all of such Guarantor’s rights of subrogation, exoneration, contribution, reimbursement, indemnity or otherwise arising therefrom against the Company or any other Guarantor shall be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all Obligations. In addition, any indebtedness of the Company now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full in cash of the Obligations. If any payment shall be paid to any Guarantor in violation of the immediately preceding sentence on account of (i) such subrogation, exoneration, contribution, reimbursement, indemnity or similar right or (ii) such amount shall be held in trust for the benefit of the Purchaser, segregated from other funds of such Guarantor, and promptly paid or delivered to the Purchaser in the same form as so received (with any necessary endorsement or assignment) to be credited against the payment of the Obligations, whether due or to become due, in accordance with the terms of the Transaction Documents or to be held as collateral for any Obligations. If any Guarantor shall make payment to Purchaser of all or any part of the Obligations, after indefeasible payment in full in cash of all Obligations, the Purchaser will, at such Guarantor’s request and expense, execute and deliver to such Guarantor, without recourse or representation or warranty, appropriate documents necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Obligations resulting from such payment.

(b) Each Guarantor hereby subordinates any and all obligations owed to such Guarantor by the Company and each other Obligor (the “Subordinated Obligations”) to the Obligations to the extent provided below:

(i) Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding against any Obligor under any Debtor Relief Law), each Guarantor may receive regularly scheduled payments of principal and interest on the Subordinated Obligations from any Obligor. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding against any Obligor under any Debtor Relief Law), no Guarantor shall accept, demand or take any action to collect any payment on the Subordinated Obligations without the prior written consent of the Purchaser.

(ii) Each Guarantor agrees that the Purchaser shall be entitled to receive full payment in cash of all Obligations in any proceeding under any Debtor Relief Law against any other Obligor before such Guarantor receives any payment on account of any Subordinated Obligations.

(iii) After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding against any Obligor under any Debtor Relief Law), upon the request of the Purchaser, each Guarantor shall collect, enforce and receive payments on the Subordinated Obligations as trustee for the Purchaser and deliver such payments to the Purchaser on account of the Obligations, together with any necessary endorsements or other instruments of transfer, without reducing or affecting the liability of such Guarantor under this Agreement in any respect.

- 5 -

(iv) After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding against any Obligor under any Debtor Relief Law), the Purchaser is authorized and empowered (but not obligated), in its discretion, (x) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amount so received to the Obligations or hold such amounts as collateral for any Obligations, and (y) to require each Guarantor (A) to collect and enforce and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Purchaser for application to the Obligations or to be held as collateral for any Obligations.

Section 4.02 Right of Contribution. Each Guarantor hereby agrees that to the extent a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against the Company and any other Guarantor hereunder that has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 4.01 hereof. The provisions of this Section shall in no respect limit the obligations and liabilities of any Guarantor to Purchaser, and each Guarantor shall remain liable to the Purchaser for the full amount guaranteed by such Guarantor hereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 5.01 Representations and Warranties. Each Guarantor represents and warrants as to itself that all representations and warranties relating to it contained in the Transaction Documents are true and correct. Each Guarantor further represents and warrants that:

(a) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

(b) Such Guarantor has, independently and without reliance upon Purchaser and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and any other Transaction Document to which it is or may become a party, and has established adequate procedures for continually obtaining information pertaining to, and is now and at all times will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of the Company and each other Obligor.

Section 5.02 Covenants. Each Guarantor covenants and agrees that, until the Termination Date, such Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Transaction Documents that are required to be, or that the Company has agreed to cause to be, performed or observed by such Guarantor or Subsidiary.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Taxes. Any and all payments by any Guarantor under or in respect of this Agreement shall be made free and clear of and without deduction or withholding for any taxes except as required by applicable law.

Section 6.02 Right of Set-off. If an Event of Default shall have occurred and be continuing, the Purchaser and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, and without prior notice to any Guarantor or any other Obligor, any such notice being expressly waived by the Company and each Guarantor, to set off and apply any and all obligations (in whatever currency) at any time owing by the Purchaser or such Affiliate to or for the credit or the account of the Company or any Guarantor or any other Obligor against any and all of the obligations of the Company or any Guarantor or any other Obligor now or hereafter existing under this Agreement or any other Transaction Document to the Purchaser or its Affiliates whether direct or indirect, absolute or contingent, matured or unmatured, and irrespective of whether or not the Purchaser or Affiliate shall have made any demand under this Agreement or any other Transaction Document.

- 6 -

Section 6.03 Amendments. No term or provision of this Agreement may be waived, amended, supplemented or otherwise modified except in a writing signed by each Guarantor, the Company and the Purchaser (except as expressly provided otherwise in the Purchase Agreement).

Section 6.04 Indemnification.

(a) Each Guarantor hereby agrees to indemnify and hold harmless the Purchaser and each Related Party of the Purchaser (each such Person being called an “Indemnitee”) from any losses, damages, liabilities, claims and related expenses (including the fees and expenses of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees, expenses and time charges for attorneys who are employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Guarantor or any other Obligor) other than such Indemnitee and its Related Parties arising out of, in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement) or any failure of any Obligations to be the legal, valid, and binding obligations of any Obligor enforceable against such Obligor in accordance with their terms, whether brought by a third party or by such Guarantor or any other Obligor, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) result from a claim brought by any Guarantor or any other Obligor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Transaction Document, if such Guarantor or such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(b) To the fullest extent permitted by applicable law, each Guarantor hereby agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or the use of proceeds thereof. No Indemnitee shall be liable for any damages arising from the use of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby by unintended recipients.

(c) All amounts due under this Section shall be payable promptly after demand therefor.

(d) Without prejudice to the survival of any other agreement of any Guarantor under this Agreement or any other Transaction Documents, the agreements and obligations of each Guarantor contained in Section 2.01 (with respect to enforcement expenses), Section 2.03, Section 6.01 and this Section 6.04 shall survive termination of the Transaction Documents and payment in full of the Obligations and all other amounts payable under this Agreement.

- 7 -

Section 6.05 Additional Guarantors. The Company shall cause each Person that becomes a Subsidiary after the date hereof to become a Guarantor (each an “Additional Guarantor”), with the same force and effect as if it was originally named as a Guarantor herein, for all purposes of this Agreement upon the execution and delivery by such Person of a supplement to this Agreement in such form as is reasonably acceptable to the Purchaser (each a “Guaranty Supplement”). Each reference to “Guarantor” (or any words of like import referring to a Guarantor) in this Agreement or any other Transaction Document shall also mean the Additional Guarantor; and each reference in this Agreement or any other Transaction Document to this “Guaranty” (or words of like import referring to this Agreement) shall mean this Agreement as supplemented by each Guaranty Supplement. No consent of any other Guarantor hereunder will be required for the execution and delivery of any Guaranty Supplement. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any Additional Guarantor as a party to this Agreement.

Section 6.06 Notices. Unless otherwise provided herein, any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be given in the manner and become effective as set forth in the Purchase Agreement, and, as to any Guarantor, addressed to it at the address of such Guarantor set forth in Schedule A hereof and as to the Company or the Purchaser, addressed to it at the address set forth in the Purchase Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party.

Section 6.07 Continuing Guaranty; Assignments Under the Purchase Agreement. This Agreement is a continuing guaranty and shall (i) remain in full force and effect until the the payment in full in cash of the Obligations and all other amounts payable under this Agreement (the “Termination Date”), (ii) be binding on each Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Purchaser and its successors and assigns. The Purchaser may assign or otherwise transfer all or any portion of its rights and obligations under the Purchase Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Purchaser herein or otherwise. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Purchaser.

Section 6.08 Integration. This Agreement and the other Transaction Documents constitute the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.

Section 6.09 Governing Law. This Agreement shall be governed by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

Section 6.10 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

- 8 -

Section 6.11 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 6.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[remainder of this page intentionally left blank]

- 9 -

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Guaranty to be executed as of the date first written above by their respective officers thereunto duly authorized.

Company: AIRSHIP AI HOLDINGS, INC.
By:
Name:	Victor Huang
Title:	Chief Executive Officer

Guarantors: AIRSHIP AI, INC.

By:
Name:	Victor Huang
Title:	President / Chief Executive Officer

JDL DIGITAL SYSTEMS, INC.
By:
Name:	Victor Huang
Title:	President / Chief Executive Officer

ZEPPELIN WORLDWIDE LLC

By:
Name:	Victor Huang
Title:	President / Chief Executive Officer

ZEPPELIN TAIWAN LTD.

By:
Name:	Victor Huang
Title:	President / Chief Executive Officer

- 10 -

[signature page continued]

Accepted: PLATINUM CAPITAL PARTNERS INC.

By:
Name:	Harris Stasis
Title:	Director

- 11 -

Schedule A

Addresses

JDL Digital Systems, Inc.

12226 134th Ct. NE

Redmond, WA  98052

victor@airship.ai

Zeppelin Worldwide LLC

12226 134th Ct. NE

Redmond, WA  98052

victor@airship.ai

Zeppelin Taiwan Ltd.

Floor 5-1, No. 90, Lane 555, Section 1

Wenhua 3rd Road, Linkou District

New Taipei City, Taiwan, Republic of China

victor@airship.ai

- 12 -